Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements on Form S-3 (File Nos. 333-174266 and 333-193336 , including a base prospectus dated April 16, 2010 and a base prospectus dated May 26, 2011) and on Form S-8 (File No. 333-178970) of Zion Oil & Gas, Inc. of our report dated April 15, 2005 (except for the first paragraph in Note 1B as to which the date is July 26, 2006) relating to our audits of the financial statements, which appear in this Annual Report on Form 10-K of Zion Oil & Gas, Inc. for the year ended December 31, 2013.

We also consent to the reference to our firm under the caption “Experts” in the Prospectuses, which is part of the Registration Statements on Form S-3.

/s/ Lane Gorman Trubitt, PLLC

Dallas, Texas
March 6, 2014